EXHIBIT 99.2
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NEWS RELEASE                                                        CELSION(TM)
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For Further Information Contact:

Tony Deasey          Steve Chizzik/         Richard Cooper/Jennifer Zimmons
Celsion Corporation   Ira Weingarten        Strategic Growth International, Inc.
410.290.5390         Equity Communications  212.838.1444
tony@celsion.com     973.912.0980           info@sgi-ir.com
                     chizz1@comcast.net     ---------------

                 CELSION SUBMITS RESPONSE TO FDA WARNING LETTER

COLUMBIA, MD - JUNE 1, 2004: CELSION CORPORATION (AMEX: CLN) announced today that its response to the warning letter issued to it by the Food and Drug Administration (FDA) on May 7, 2004 was submitted to the FDA on Friday, May 28, 2004. As previously announced, the warning letter reflected certain matters that arose in connection with the Phase I and Phase II clinical trials of Celsion's Prolieve(TM) Thermodilatation system for the treatment of benign prostatic hyperplasia. The FDA granted Premarketing Approval (PMA) to Celsion for the Prolieve system earlier this year, and the system currently is being marketed under a distribution agreement between Celsion and Boston Scientific Corporation.

Tony Deasey, Celsion's Executive Vice President and Chief Operating Officer, said, "We took, and continue to take, the FDA's letter extremely seriously and have devoted significant attention and resources to our response. We believe that we have responded to the FDA's immediate concerns and have initiated actions necessary to address their longer-term comments on a schedule which, based on discussions with the Agency, we believe will be acceptable. We are putting processes in place to be fully compliant with FDA GCP regulations going forward. Our actions in response to the FDA's findings should help us to meet that goal and improve our clinical operations for the near and long term."

Carolyn Finkle, Celsion's Vice President, Regulatory Affairs, added, "We have responded promptly to the findings raised by the FDA in its May 7, 2004 letter and believe that we have addressed, or will address, all of the Agency's concerns. So long as we do so and continue to work with the Agency, we do not anticipate any further action by the FDA, including any actions that would affect the Prolieve PMA." Ms. Finkle also indicated that the Company intends to submit a redacted version of its response to the FDA shortly, with the request that Celsion's response be posted for public review on the Agency's website at www.fda.gov.

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of treatment systems for cancer and other diseases using focused-heat energy, either administered alone, or in combination with other therapeutic devices, heat activated genes and heat activated drugs.

In January 2003, Celsion entered into a strategic alliance with Boston Scientific Corporation (NYSE:BSX) in which Boston Scientific will initially distribute Celsion's BPH product worldwide. Boston Scientific currently owns approximately 7% of Celsion's outstanding stock.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.